Exhibit 23(a)

                          INDEPENDENT AUDITORS' CONSENT

                           GENERAL MOTORS CORPORATION

We consent to the incorporation by reference in this Registration Statement on Form S-3 of General Motors Corporation of the following:

    o our report dated January 17, 2001 appearing on page II-14 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2000, and

    o our report dated January 16, 2001 appearing on page IV-32 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2000.

We also consent to the references to us under the heading "Experts" in the Prospectuses and the Prospectus Supplement, which are parts of this Registration Statement.



Deloitte & Touche LLP

Detroit, Michigan
December 4, 2001